Exhibit 99.2
 Creating a Premier Electrical and Data Communications Distribution and Supply Chain Services CompanyJanuary 13, 2020

     Additional Information and Where to Find ItThis communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the potential transaction, WESCO International, Inc. (“WESCO”) expects to file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”) containing a preliminary prospectus of WESCO that also constitutes a preliminary proxy statement of Anixter International Inc. (“Anixter”). After the registration statement is declared effective Anixter will mail a definitive proxy statement/prospectus to stockholders of Anixter. This communication is not a substitute for the proxy statement/prospectus or registration statement or for any other document that WESCO or Anixter may file with the SEC and send to Anixter’s stockholders in connection with the potential transaction. INVESTORS AND SECURITY HOLDERS OF WESCO AND ANIXTER ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WESCO, ANIXTER AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement, proxy statement/prospectus and other documents filed with the SEC by WESCO or Anixter through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by WESCO will be available free of charge on WESCO’s website at http://wesco.investorroom.com/sec-filings and copies of the documents filed with the SEC by Anixter will be available free of charge on Anixter’s website at http://investors.anixter.com/financials/sec-filings.Participants in the SolicitationWESCO and Anixter and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies from Anixter shareholders with respect to the potential transaction under the rules of the SEC. Information about the directors and executive officers of WESCO is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 27, 2019, and its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 15, 2019. Information about the directors and executive officers of Anixter is set forth in its Annual Report on Form 10-K for the year ended December 28, 2018, which was filed with the SEC on February 21, 2019, and its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 18, 2019. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the potential transaction will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.Forward Looking StatementsAll statements made herein that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, and management plans relating to the proposed transaction, and statements that address each company’s expected future business and financial performance and other statements identified by words such as “anticipate”, “plan”, “believe”, “estimate”, “intend”, “expect”, “project”, “will” and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of WESCO and Anixter (as the case may be), as well as assumptions made by, and information currently available to, such management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of each company’s and each company’s management’s control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements. Those risks, uncertainties and assumptions include the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of Anixter may not adopt the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of WESCO’s common stock or Anixter’s common stock, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of WESCO or Anixter to retain customers and retain and hire key personnel and maintain relationships with their suppliers, customers and other business relationships and on their operating results and businesses generally, the risk the pending proposed transaction could distract management of both entities and they will incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the proposed transaction or it may take longer than expected to achieve those synergies or benefits and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond WESCO’s control. Additional factors that could cause results to differ materially from those described above can be found in WESCO’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K all of which are available on WESCO’s website at http://wesco.investorroom.com/sec-filings and on the SEC’s website at http://www.sec.gov, and in Anixter’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K all of which are available on Anixter’s website at http://investors.anixter.com/financials/sec-filings and on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date of this communication. Neither WESCO nor Anixter undertake any intent or obligation to publicly update or revise any of the estimates and other forward-looking statements made in this announcement, whether as a result of new information, future events or otherwise, except as required by law. Non-GAAP MeasuresThis presentation includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, gross margin, financial leverage, earnings before interest, taxes, depreciation and amortization (EBITDA), and free cash flow. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

     John EngelChairman, President, and Chief Executive OfficerWESCO International   Dave SchulzSenior Vice President and Chief Financial OfficerWESCO International   Today’s Presenters

A Premier Electrical and Data Communications Distribution and Supply Chain Services Company

WESCO®

Legacy capabilities in electrical distribution

ANIXTER

Legacy capabilities in data communications, security, and wire & cable distribution

~$17 billion	~$870 million	~50	~18,600
Pro Forma 2019E[1] Revenue	Pro Forma 2019E[1] EBITDA	Countries	Employees

- Cross Selling to Expanded Customer Base
- Premier Supply Chain Services Capabilities
- Digital Technologies and Innovation to Drive Value
- Operational Excellence and Logistics Optimization
- Back Office Scale and Efficiencies

[1] Consensus 2019 Estimates

WESCO ANIXTER
4

Compelling Transaction for WESCO and Anixter Stockholders

Per Share Consideration	• Anixter shareholders will receive, for each share of Anixter common stock held: o $70 cash, which may be increased by as much as $2.82 to adjust for any decline in the value of the WESCO common stock below $58.88 prior to closing, offsetting any decline in WESCO common stock in the range of $58.88 to $47.10, plus o 0.2397 shares of WESCO common stock, plus o Perpetual Preferred Stock consideration valued at $15.89, based on the value of the underlying liquidation preference • Aggregate consideration represents $100 per share, based on the closing price of WESCO common stock on January 10, 2020 • WESCO may elect to substitute additional cash consideration to reduce the amount of the preferred stock consideration on a dollar-for-dollar basis prior to closing
Transaction Value	• Total transaction value of $4.5 billion (debt and equity) • $2.4 billion cash | $477 million common stock (estimated) | $537 million Perpetual Preferred Stock (estimated) • Total transaction valued at 9.9x 2019 Consensus EBITDA excluding synergies; 6.9x 2019 Consensus EBITDA including synergies
Financing	• Fully committed financing at signing provided by Barclays • Anticipated net leverage at closing of ~4.5x; expected issuance of additional equity and/or equity-content securities to fund a portion of the cash consideration
Financial Benefits	• Enhanced growth opportunities driven by cross-selling the companies' products to an expanded customer base • Run rate of over $200 million in cost synergies expected by the end of year three • EPS expected to be accretive in the first 12 months and substantially accretive thereafter • Expect near-term deleveraging to within range of 2.0 - 3.5x within 24 months
Approvals and Closing	• Anticipate closing in the second or third quarter of 2020, subject to satisfaction of customary closing conditions • Approval by Anixter's stockholders • Customary regulatory filings in U.S., Canada, and certain other foreign jurisdictions

WESCO® ANIXTER
5

     Complementary Industries, Products, and Geographies  Increased Scale in Highly Fragmented Industry  Substantial Growth and Cost Synergies Create Value   Immediately Accretive1 to EPS and EBITDA Margin  Transformational Combination of Two Established Distribution Businesses  Strong Free Cash Flow and Rapid Deleveraging  1 After adjusting for transaction-related costs  Combination Creates a Stronger Enterprise with Enhanced Growth Opportunities

Enhances Scale and Global Position with Expanded Product Portfolio, Customer Base, and Geographic Diversity

WESCO

Operations dating to 1922

~1,000,000 products

500 branch locations

18 countries

~9,300 employees

Customer-Focused

Complete Solutions

Deep Relationships

Global Capabilities

Technical Expertise

Culture of Innovation

ANIXTER

Operations dating to 1957

~600,000 products

316 warehouses

~50 countries

~9,300 employees

Common Cultures and Values

WESCO ANIXTER
7

 North American Electrical Distribution Sector Remains Highly Fragmented      Rest of Top 200  Other  Rest of Top 200  Other  Rest of Top 200  Other  North American Shares1  1 Source: Electrical Wholesaling Top 200 Electrical Distributors, 2019  +

 Significant Cost Synergies Drive Value Creation  Over $200 Million Run Rate Cost Synergies By End of Year Three  30%of total  70%of total  100%of total      Corporate and Administrative~45%  Supply Chain/Field Operations~55%  Source of Synergies  Estimated one-time operating costs of ~$140 million over the first three years to implement synergies

Leverage Within Target Range 24 Months After Close

- Anticipated deleveraging to be driven through a combination of:
  - \+ Strong free cash flow generation
  - \+ Cost savings realization
  - \+ Earnings growth
  - \- Additional capital expenditures to drive synergies
- Strong liquidity of at least $600 million at closing

Net Debt / EBITDA


~4.5x
<3.5x
At Close
Within 24 Months of Close

Strength of combined company's cash flows and significant synergies reduces leverage to within long-term range of 2.0x – 3.5x

WESCO ANIXTER
10

 Meets all of WESCO’s M&A Objectives      Consolidate  Expand  Invest  1  2  3  Higher margins than WESCO, net of synergies  Rate of return greater than WESCO risk-adjusted cost of capital  and  Financial Priorities  Strategic Objectives  Large, core, electrical distributor with significant synergies  Adjacent product and service categories  Digital technologies and applications that advance the enterprise strategy  This transaction meets all of WESCO’s strategic M&A objectives  ✔  ✔  ✔  ✔  ✔

 Clear Path to Close      Currently anticipate closing during the second or third quarter of 2020Subject to approval of Anixter shareholdersRegulatory approvals in the United States, Canada, and certain other foreign jurisdictions

     Complementary Industries, Products, and Geographies  Increased Scale in Highly Fragmented Industry  Substantial Growth and Cost Synergies Create Value   Immediately Accretive1 to EPS and EBITDA Margin  Transformational Combination of Two Established Distribution Businesses  Strong Free Cash Flow and Rapid Deleveraging  1 After adjusting for transaction-related costs  Combination Creates a Stronger Enterprise with Enhanced Growth Opportunities

 Appendix

Overview of Preferred Equity Issuance

Security	• Depositary shares, each representing a 1/1,000th interest in one share of fixed-rate reset cumulative perpetual preferred stock; rate set at issuance based on YTM on the most junior acquisition debt financing plus 3.25%
Liquidation	• $25,000 per share of preferred stock ($25.00 per depositary share)
Ranking	• Senior to WESCO common stock • On parity with all equity securities that are expressly designated as being on parity • Junior to all equity securities that are designated as senior and all indebtedness and other liabilities
Dividends	• Rate resets every 5 years to the 5-year U.S. Treasury Rate as of the most recent reset date plus a spread set on the reset date to approximate the risk premium set at issuance
Optional Redemption	• WESCO may redeem the preferred stock in whole or in part on the 5th anniversary of the issuance and on each reset date thereafter for $25,000 per share, plus all accrued and unpaid dividends • WESCO may also redeem the preferred stock in whole, but not in part, following a change in the equity treatment of the preferred stock by any ratings agency, for $25,500 per share, plus all accrued and unpaid dividends
Change of Control Redemption and Conversion	• *Special Optional redemption:* WESCO may redeem the preferred stock in whole or in part following a change of control (i.e., acquisition by any person of more than 50% of the total WESCO stock voting power and neither WESCO nor the acquiring or surviving entity is publically listed after such acquisition) for $25,000 per share plus all accrued and unpaid dividends • *Conversion:* If WESCO does not exercise its change of control call right, the preferred stockholders may convert some or all of their preferred stock into a number of WESCO common stock equal to the lesser of: ▪ The quotient obtained by dividing (i) the sum of (x) $25,000 liquidation preference plus (y) the amount of any accrued and unpaid dividends, divided by (ii) the WESCO common stock price at the time of the change of control ▪ a share cap will be set at issuance (subject to certain adjustments) (1)
Voting Rights	• No voting rights except as required by law and in certain circumstances that may have an adverse impact on the rights of the preferred stock (e.g., issuance of senior stock or securities convertible into senior stock, adverse amendment to the WESCO charter, etc.)
Board Rights	• Right to elect 2 directors to the board in the event of 6 missed quarterly dividend payments, whether or not consecutive, until full cumulative dividends payable through the most recently dividend period have been paid in full

(1) To be set at closing and equal to the number of shares issuable based on conversion at a common stock price per share equal to 50% of the 10 day average prior to closing of WESCO common stock.

WESCO ANIXTER

15